Exhibit 4.4

AMENDMENT NO. 1
TO
MEMBER PROTECTION RIGHTS AGREEMENT

          THIS AMENDMENT NO. 1 TO MEMBER PROTECTION RIGHTS AGREEMENT (this “Amendment”) is effective as of May 10, 2004, by and between Intelsat, Ltd., a Bermuda company (the “Company”) and The Bank of New York (the “Rights Agent”).

          WHEREAS, the Company and the Rights Agent are party to a Member Protection Rights Agreement dated as of July 18, 2001 (the “Rights Agreement”); and

          WHEREAS, as of the execution of this Amendment, a Flip-in Date has not occurred and therefore, the Company and the Rights Agent may amend the Rights Agreement in any respect without the approval of any holders of any Rights, except as specifically set forth in Section 5.4 of the Rights Agreement; and

          WHEREAS, in accordance with Section 5.4 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement on the terms and conditions set forth herein and have determined that such amendment does not require the approval of any holders of any Rights; and

          WHEREAS, for purposes of this Amendment, capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Rights Agreement, as amended by this Amendment.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

          1. Amendments to Rights Agreement

               Section 1.1 of the Rights Agreement, relating to the definition of the term “Acquiring Person,” is amended in its entirety to read as follows:

“Acquiring Person” shall mean any Person who is or becomes the Beneficial Owner of 15% or more of the outstanding Shares by any means other than the acquisition or redemption by the Company of outstanding Shares; provided, however, that the term “Acquiring Person” shall not include any Person (i) who is a Grandfathered Member and who does not Beneficially Own any outstanding Shares, other than Shares included in such Grandfathered Member’s Grandfathered Interest; (ii) who becomes the Beneficial Owner of 15% or more of the outstanding Shares but who acquired Beneficial Ownership of Shares without any plan or intention to seek or affect control of the Company, if such Person promptly divests, or promptly enters into an agreement with, and satisfactory to, the Company, in its sole discretion, to divest (without exercising or retaining any power, including voting power, with respect to such Shares), sufficient Shares (or securities convertible into, exchangeable into or exercisable for Shares) so that such Person ceases to be the Beneficial Owner of 15% or more of the outstanding Shares (or, in the case of a Grandfathered Member or any Person who acquires a Grandfathered Interest under clause (iv), any Shares not included in the Grandfathered Interest), (iii) who Beneficially Owns Shares consisting solely of one or more (A) Shares Beneficially Owned pursuant to the grant or exercise of an option granted to such Person (an “Option Holder”) by the Company in connection with an agreement to merge with, or acquire, the Company entered into prior to a Flip-in Date, (B) Shares (or securities convertible into, exchangeable into or exercisable for Shares) Beneficially Owned by such Option Holder or its Affiliates or Associates at the time of grant of such option, and (C) Shares (or securities convertible into, exchangeable into or exercisable for Shares) acquired by Affiliates or Associates of such Option Holder after the time of such grant which, in the aggregate, amount to less than 1% of the outstanding Shares, or (iv) who has Beneficial Ownership of not exceeding 20% of the outstanding Shares, which Shares were all or part of the Grandfathered Interests acquired from one or more Grandfathered Members (or from a subsequent holder of a Grandfathered Interest that acquired its Shares under this clause (iv)) at a time when the Person did not Beneficially Own any other Shares (and does not thereafter acquire Beneficial Ownership of any other Shares, except through Company Action) and pursuant to a transaction which received the prior approval of a majority of the Disinterested Directors (it being agreed that the Disinterested Directors shall act upon a request to approve such a transfer within 30 days of receipt of a written request to do so accompanied by adequate information about the proposed transferee and the proposed transaction (insofar as it relates to the Company and the Shares to be transferred) to allow the Disinterested Directors to make a timely judgment about the financial condition, competitive position and reputation in the international business community of the proposed transferee and the impact, if any, of the proposed transaction on the Company); provided, however, that the Disinterested Directors shall not unreasonably withhold their approval, taking into account the impact, if any, of the proposed transaction on the Company (including any potential competitive impact) and the financial condition, competitive position and reputation in the international business community of the proposed transferee. If any of the information required to be furnished to the Disinterested Directors is proprietary and confidential, such information may be furnished under an appropriate confidentiality agreement with the Company. In addition, the Company, any Subsidiary of the Company and any employee stock ownership or other employee benefit plan of the Company or a Subsidiary of the Company (or any entity or trustee holding Shares for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company) shall not be an Acquiring Person. It is the intention of this definition of “Acquiring Person” that a party that is unaffiliated with a Person who is a Grandfathered Member on July 18, 2001 and who acquires Beneficial Ownership of 15% or more of the outstanding Shares would become an

Acquiring Person notwithstanding clause (i) of this definition unless such party succeeds (through one or more transactions) to at least 75% of the assets of the Person who on July 18, 2001 is a Grandfathered Member. Notwithstanding the foregoing or anything to the contrary in this Agreement, neither Lockheed Martin Corporation nor its Affiliates, including any Affiliate incorporated or acquired by Lockheed Martin Corporation after July 18, 2001, together with their respective Affiliates (each referred to hereinafter as a “Qualified Exempt Person”) is an “Acquiring Person” or will be an “Acquiring Person” as a result of (a) entering into the Transaction Agreement dated as of May 11, 2004 by and among the Company, Intelsat Government Solutions Corporation, Intelsat MTC LLC, COMSAT General Corporation, Lockheed Martin Global Telecommunications, LLC and COMSAT New Services, Inc., as such Transaction Agreement may be amended with the approval of all of the Disinterested Directors from time to time (the “Transaction Agreement”) or any of the other agreements contemplated by the Transaction Agreement, as such documents may be amended with the approval of all of the Disinterested Directors from time to time (the “Transaction Documents”), (b) the issuance of any Shares by the Company to a Qualified Exempt Person pursuant to any of the Transaction Documents and the transactions contemplated thereby or (c) the consummation of any other transactions contemplated by the Transaction Documents.

          2. Benefits. Nothing in the Rights Agreement, as amended by this Amendment, shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Separation Time, the registered holders of the Shares) any legal or equitable right, remedy or claim under the Rights Agreement, as amended by this Amendment; but the Rights Agreement, as amended by this Amendment, shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Separation Time, the registered holders of the Shares).

          3. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

          4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of Bermuda and for all purposes shall be governed by and construed in accordance with the laws of Bermuda.

          5. Other Terms Unchanged. The Rights Agreement, as amended by this Amendment, shall remain and continue in full force and effect and is in all respects agreed to, ratified and confirmed hereby. Any reference to the Rights Agreement after the date first set forth above shall be deemed to be a reference to the Rights Agreement, as amended by this Amendment.

          6. Counterparts. This Amendment may be executed in any number of counterparts. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in any proof of this Amendment to produce or account for more than a number of counterparts containing the respective signatures of or on behalf of all of the parties.

          7. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested by the appropriate authorized persons as of the date first above written.

The Common Seal of	)
Intelsat, Ltd.	)
was hereunto affixed in the	)
presence of:	)

By:	/s/ Conny Kullman

Name: Conny Kullman Title: Chief Executive Officer

The Bank of New York

By:	/s/ Stacey Beech

Name: Stacey Beech
Title: Assistant Vice President

4